EXHIBIT 99.1

Creative Medical Technology Holdings, Inc. to Launch Virtual Physician™ Focused on Telehealth Solutions for Regenerative Medicine

March 23, 2021 Phoenix, AZ, – Creative Medical Technology Holdings, Inc. (OTC: CELZ), a leading commercial stage biotechnology company focused on a regenerative approach to Immunotherapy, Urology, Neurology and Orthopedics, today announced its intent to  launch Virtual Physician™ focused on telehealth solutions for regenerative medicine this summer.

The company will initially utilize the platform to educate, recruit and retain patients for their already commercialized proprietary procedures in partnership with their national network of providers:

-CaverStem®: Regenerative Stem Cell Procedure for Treatment of Erectile Dysfunction in Men

-FemCelz®: Regenerative Stem Cell Procedure for Vaginal Rejuvenation

As additional products are commercialized, (i.e. StemSpine® - Regenerative Stem Cell Procedure for Treatment of Degenerative Disc Disease), the platform will expand to include these products.

Furthermore, the company plans to build out Virtual Physician™ to include additional products outside of their proprietary procedures focused on regenerative medicine.  “While our primary interest is in supporting our providers and to educate, recruit and retain patients for our proprietary procedures through this innovative platform, we are also aware of the power of telehealth to accelerate acceptance for regenerative medicine more broadly”, said Timothy Warbington, President and CEO of Creative Medical Technology Holdings Inc. “While several telehealth companies have emerged (i.e. Teladoc NYSE: TDOC with market cap of $29B; HIMS & HERS Health NYSE: HIMS with market cap of $2.5B), none address this area of breakthrough medicine. As a company at the forefront of this cutting-edge industry, we see it as our responsibility to drive broad adoption.”

 Virtual Physician creates three unique opportunities to drive shareholder value:

-Management Service Organization (MSO): Charging a fee per qualified patient to providers – conversations with existing providers validates this as highly valuable

-Royalty for promotion of products from external partners: As the platform grows in popularity, company can charge a fee from other manufacturers for featuring their products

-Direct sales of ancillary products to consumers on platform: Become a one-stop shop for our patients by curating and consolidating additional products to improve underlying medical conditions

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in regenerative medicine-stem cell technology in the fields of immunotherapy, urology, neurology and orthopedics and is listed on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

www.CreativeMedicalTechnology.com

www.CaverStem.com

www.FemCelz.com

www.StemSpine.com

CEO@Creativemedicalhealth.com

2